UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 4, 2007

STANLEY FURNITURE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-14938	54-1272589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1641 Fairystone Park Highway, Stanleytown, Virginia 24168
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (276) 627-2000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On December 4, 2007, the Compensation Committee (the “Committee”) of Stanley Furniture Company, Inc. (the “Company”) adopted the Company’s 2008 annual incentive compensation program (the “Incentive Plan”) which is for corporate officers and key employees who can directly influence the Company’s financial results.  Under the 2008 Incentive Plan the Company’s executive officers will receive a cash bonus if the Company’s earnings before interest and taxes (“EBIT”) achieve or exceed a specified threshold amount for fiscal 2008.  No bonus will be paid if the EBIT threshold is not met and the bonus will be larger for Company performance above the EBIT threshold (which is 67% of the EBIT target) up to a maximum award (which would be achieved at 100% of EBIT target) on a per employee basis.

The Committee approved the following target bonuses for each of the following executive officers:

Target Bonus that may be Paid
Pursuant to Awards under 2008
Incentive Plan

Jeffrey R. Scheffer	120% of Base Salary
Douglas I. Payne	90% of Base Salary
R. Glenn Prillaman	80% of Base Salary
Dennis K. Taggart	47% of Base Salary

Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 4, 2007, the Board of Directors of the Company amended the Company’s Bylaws as follows: (i) amended Article V, Section 1 to permit the issuance of uncertificated shares, (ii) amended Article V, Section 2 to address the transfer of uncertificated shares.  In addition the Board of Directors amended the Bylaws as follows: (i) amended Article III, Sections 3 and 9 to permit electronic transmission of director consents and resignations; (ii) amended Article VI, Section 1 to permit notice to director by telephone, electronic mail or other means of electronic transmission; (iii) amended Article I, Section 2 to provide that a special meeting of stockholders may be called by the Chairman or the Board of Directors and eliminate the provision requiring the Chairman to call a special meeting on written request of not less than 50% in the interest of the stockholders entitled to vote thereat; (iv) deleting former Article VIII, Section 3 which provided for indemnification to the fullest extent permitted by Delaware law; (v) added a new Article VIII providing for indemnification of directors and officers to the fullest extent permitted by Delaware law and including a requirement to advance expenses to directors and officers, as incurred, in connection with defending a proceeding (except that a director or officer must undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification), procedures for indemnification, and a provision providing that the Bylaws may not be retroactively amended to reduce the indemnification obligations; and (vi) amended other provisions to make non-substantive language and technical edits.

The foregoing description of the amendments to the Company’s Bylaws and is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws.  This description should be read in conjunction with the Company’s Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01.  Other Events

The Continued Dumping and Subsidy Offset Act of 2000 (CDSOA) provides for the distribution of monies collected by U.S. Customs and Border Protection from antidumping cases to qualified domestic producers, in cases where domestic producers have continued to invest in their technology, equipment and people.  During December 2007, we have received CDSOA payments, and expect to receive other related settlement payments, net of related fees, in an amount of approximately $10 million in connection with the case involving wooden bedroom furniture imported from China.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits.

3.1	Stanley Furniture Company Bylaws Amended and Restated, effective December 4, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANLEY FURNITURE COMPANY, INC.

December 7, 2007	By: /s/ Jeffrey R. Scheffer
Date	Jeffrey R. Scheffer
Chairman, President and Chief Executive Officer